Exhibit 23.1



                (Letterhead of Reed L Benson, Esq)

February 9, 2004

U. S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Broadcast International, Inc., a Utah corporation (the "Registrant"), SEC File No. 0-13316, to be filed on or about February 10, 2004, covering the registration and issuance of 105,000 shares of common stock to three individual consultants.

Ladies and Gentlemen:

I hereby consent to be named in the above reference Registration Statement, and to have my opinion appended as an exhibit thereto.

Sincerely Yours,



/s/ Reed L. Benson

Reed L Benson
General Counsel